UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

November 3, 2014

NEVADA GOLD & CASINOS, INC.

(Exact name of registrant as specified in its charter)

Nevada	1-15517	88-0142032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

133 E. Warm Springs Road, Suite 102 Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

(702) 685-1000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)      On November 3, 2014, Nevada Gold & Casinos, Inc (the “Company”) announced that James J. Kohn resigned as the Vice President, Chief Financial Officer and Secretary. Mr. Kohn will continue to be employed by the Company through March 1, 2015, the expiration of his employment agreement, to assist in the implementation of the Company’s succession plan.

Mr. Kohn’s departure was not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

(c)      Effective November 1, 2014, James D. Meier has been appointed as Vice President, Chief Financial Officer, and Secretary of Nevada Gold & Casinos, Inc. (the “Company”). Mr. Meier, 50, had been employed by Full House Resorts, Inc. since 2004, most recently serving as Vice President of Strategic Planning and Financial Analysis. He had previously served as Chief Financial Officer and began there as the Controller. Previously, he served as Chief Financial Officer of Capital One, LLC and of Phoenix Leisure Corporation. He has held financial and accounting positions at Ameristar Casinos, Inc. and Nevada Palace Hotel and Casino.

A certified public accountant, he earned a B.S. in Business Administration from Minnesota State University and an M.S. in Hotel Administration from the University of Nevada, Las Vegas.

(e)      The Company has entered into an Employment Agreement (the “Agreement”) with Mr. Meier in connection with his appointment as the Company’s Vice President, Chief Financial Officer and Secretary. Pursuant to the Agreement, Mr. Meier will commence his employment on November 1, 2014 and will be entitled to (i) an annual base salary of $200,000; (ii) three weeks of paid vacation each year; (iii) contributions to the Company’s savings and other retirement plans at a rate at least as great as the Company contributes for its other senior employees; (iv) major medical and health insurance; and (v) customary reimbursement for travel and entertainment. In addition, Mr. Meier will be eligible for annual bonuses equal to 50% of his annual salary for achieving reasonable goals related to Company’s profitability established in the first 30 days of the fiscal year by the Company’s board of directors and/or the compensation committee. Pursuant to the Agreement, effective as of the first day of his employment, Mr. Meier will also be granted an option to purchase 100,000 shares of the Company’s common stock at the exercise price to be equal to the closing price of the Company’s common stock on that day. One-half of the stock option grant will be exercisable at the end of the first year and one-half at the end of the second year of his employment.

There is no arrangement or understanding between Mr. Meier and any other person pursuant to which Mr. Meier was selected as Vice President, Chief Financial Officer and Secretary. Mr. Meier has no family relationship with any officer or director of the Company or has been involved with a related transaction or relationship as defined by Item 404(a) of Regulation S-K between the Company and him.

The foregoing description of the Agreement is intended to be a summary and is qualified in its entirety by reference to the document, which is attached as Exhibit 10.1 and is incorporated by reference herein.

Item 8.01.	Other Information

On November 3, 2014, the Company issued a press release related to the matters provided in Items 5.02 (b) and (c) above. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are furnished as part of this current Report on Form 8-K:

10.1	Employment Agreement dated October 30, 2014 between Nevada Gold & Casinos, Inc. and James D. Meier
99.1	Press Release dated November 3, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

NEVADA GOLD & CASINOS, INC.

Date: November 3, 2014	By:	/s/ Michael P. Shaunnessy
Michael P. Shaunnessy
CEO

INDEX TO EXHIBITS

Item	Exhibit

10.1	Employment Agreement dated October 30, 2014 between Nevada Gold & Casinos, Inc. and James D. Meier
99.1	Press Release dated November 3, 2014